CODE OF BUSINESS CONDUCT AND ETHICS

I.	INTRODUCTION

This code of business conduct and ethics (this “Code”) is adopted pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 (“SOX”), Rule 17j-1(c) promulgated under the Investment Company Act of 1940 (the “1940 Act”), and the applicable New York Stock Exchange (“NYSE”) rules to encourage the officers, directors and employees (collectively “Personnel”) of Medley Capital Corporation (the “Fund”) to act in a manner consistent with all applicable laws, rules and regulations, including state and federal securities laws, SOX, the 1940 Act, and the NYSE rules, and to conduct business with the highest level of integrity and honesty.  For purposes of this Code, employees mean employees of MCC BDC Advisers, L.L.C. or its affiliates (collectively, the “Adviser”) who spend some of their time assisting the Adviser in its efforts with respect to the Fund’s operations and any employees of the Fund or its subsidiaries.  A copy of this Code will be posted on the Fund’s corporate website.

II.	PURPOSES OF THE CODE

The purposes of this Code are:

•	to promote honest and ethical conduct by Personnel, including the ethical handling of actual or apparent conflicts of interest;

•
to promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (the “SEC”) or the NYSE, and in other public communications made by the Fund;

•	to promote compliance with applicable laws, rules, and regulations;

•	to promote fair dealing practices;

•	to deter wrongdoing;

•	to promote the protection of the Fund’s assets, including corporate opportunities and confidential information;

•	to encourage prompt internal reporting to an appropriate person of violations of this Code; and

•	to ensure accountability for adherence to this Code.

III.	QUESTIONS ABOUT THE CODE

The Fund’s Chief Compliance Officer (“CCO”) is designated to oversee compliance with, and shall serve as compliance officer for the implementation and administration of, this Code.  Questions about this Code should be directed to the CCO.

IV.	CONDUCT GUIDELINES

The Fund has adopted the following guidelines under which Personnel must perform their official duties and conduct the business affairs of the Fund.

A.	Ethical and Honest Conduct

Personnel must act with integrity and honesty to avoid violations of this Code and promote ethical behavior in the work environment.

B.	Conflicts of Interest

The Fund will be externally managed and advised by the Adviser.  Certain Personnel also serve as officers of the Adviser.  The Adviser, either directly or through its affiliates, furnishes advisory services to other clients, in addition to the Fund.  The Adviser has adopted policies and procedures that address, among other things, the allocation of investment opportunities, execution of portfolio transactions, personal trading by employees and other potential conflicts of interest, which policies and procedures are designed to ensure that all client accounts, including the Fund, are treated equitably over time.

Personnel must avoid any actual or apparent conflict between their personal interests and the Fund’s interests.  A conflict exists when the personal interests of Personnel in any way interfere, or appear to interfere, with the interests of the Fund, or when Personnel take any action or have any interest that may make it difficult for them to objectively and effectively perform their jobs.

Pursuant to this Code, Personnel must disclose to the CCO all actual or apparent conflicts of interest that Personnel may have with the Fund, which could reasonably be expected to give rise to a violation of this Code.

If it is impractical to disclose the matter to the CCO, such actual or apparent conflicts of interest should be disclosed to the Fund’s Chief Executive Officer, Chairman, or another member of the board of directors of the Fund (the “Board of Directors”).  If Personnel are unsure of whether particular facts gives rise to a conflict of interest or whether a particular transaction or relationship is “material,” the matter should be brought to the attention of the CCO.

C.	Internal Controls and Disclosure of Information

The reports and materials that the Fund files with the SEC or the NYSE, and in other public communications made by the Fund must comply with all applicable law, SEC rules and NYSE requirements.  Personnel involved in the Fund’s financial reporting and disclosure process must be familiar with and comply with the Fund’s disclosure controls and procedures and its internal control over financial reporting.  Personnel who contribute in any way to the preparation or verification of the Fund’s financial statements and other financial information must ensure that the Fund’s books, records, and accounts are accurately maintained.  Personnel must provide accurate, complete, objective, relevant, timely and comprehensive information and cooperate fully with the Fund’s and Adviser’s internal accounting and audit staff, as well as the Fund’s independent public accountants and counsel.

Further, Personnel must report to the CCO any information concerning (a) deficiencies in the design or operation of disclosure and internal controls which could adversely affect the Fund’s ability to record, process, summarize, and report financial data, or (b) any fraud, material or not, that involves the Fund’s internal controls.

D.	Compliance with Laws

Personnel must comply with all state and federal securities laws, including insider trading laws, and all other laws and rules applicable to the Fund, such as the Internal Revenue Code. The Fund has a separate insider trading policy with which Personnel must comply.  Any questions about compliance with applicable laws and rules should be addressed to the CCO.

E.	Confidentiality of Information

Personnel must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Fund to disclose such information or where disclosure is otherwise legally mandated. Confidential information acquired in the course of work may not be used by Personnel for personal advantage.

Confidential information about the Fund, including information that can be reasonably expected to have an impact on the market for the Fund’s securities, such as forward-looking information like projections of revenue or earnings, may be released only in accordance with the Fund’s Corporate Communications Policy and applicable law.  Contacts with news organizations should be handled in accordance with the Fund’s Corporate Communications Policy.

F.	Standards for Recordkeeping

Personnel must at all times endeavor to ensure that the Fund’s financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this Code.

G.	Corporate Opportunities

All Personnel have a duty to advance the interests of the Fund when the opportunity to do so presents itself.  Therefore, they may not:

•
take opportunities personally (or for the benefit of friends or family members), including investment opportunities discovered through the use of their position with the Fund or through the use of any of the Fund’s assets, property, or information;

•	use any Fund assets, property, or information for personal gain (or the gain of a friend or family member); or

•	compete, or prepare to compete, with the Fund.

H.	Fair Dealing

All Personnel have a duty to deal fairly with the Fund’s investors, product and service providers, business partners, or any other companies or individuals with whom Personnel come into contact in the course of performing their jobs, including directors, officers, and employees of the Fund or any of its affiliated entities, and its competitors. Personnel may not take advantage of these or any other parties by means of:

•	manipulation;

•	concealment;

•	abuse of privileged information;

•	misrepresentation of material facts; or

•	any other unfair-dealing practice.

I.	Protection and Proper Use of Fund Assets

Personnel should protect the Fund’s assets and ensure that they are used efficiently.  The Fund assets are to be used only for legitimate business purposes.  Incidental personal use of telephones, fax machines, copy machines, personal computers, and similar equipment is generally allowed if there is no significant added cost to the Fund, it does not interfere with work duties, and it is not related to an illegal activity or any outside business.

V.	WAIVERS OF THIS CODE

Any amendment or waiver of this Code for an executive officer or member of the Board of Directors of the Fund must be made by the Fund’s Board of Directors or an independent committee thereof.  All other Personnel may request a waiver of a provision of this Code by submitting a request in writing to the CCO for review.  An executive officer of the Fund, or another appropriate person (such as a designated member of the Board of Directors or Audit Committee), will decide whether to grant a waiver.  A log of all waivers to this Code made pursuant to this section shall be maintained by the CCO.

Any amendment or waiver for an officer or director must be disclosed within four (4) business days following such amendment or waiver by distributing a press release, providing website disclosure, or by filing a current report on Form 8-K with the SEC, or in such other manner as may be required by applicable SEC and NYSE rules.

VI.	AFFIRMATION OF THE CODE

Upon adoption of this Code, all Personnel must certify through the execution of an acknowledgement and certification form (in the form attached as Exhibit A hereto), that they have received, read, and understood this Code, and annually thereafter must affirm that they have complied with the requirements of this Code.  To the extent necessary, the CCO will provide guidance on the conduct required by this Code and the manner in which violations or suspected violations must be reported and waivers must be requested.

VII.	REPORTING VIOLATIONS

In the event that Personnel discover or, in good faith, suspect a violation of this Code, Personnel are obligated to immediately report the suspected violation to the CCO.  Any suspected violations involving officers or directors should be reported to the Fund’s Audit Committee.  Personnel who report violations or suspected violations in good faith will not be subject to retaliation of any kind.  Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible.  All Personnel are expected to cooperate with any such investigations.  The CCO shall maintain a log of suspected violations and the results of any investigations resulting therefrom.

VIII.	VIOLATIONS OF THE CODE

A violation of this Code may result in disciplinary action, including termination of employment and/or removal as an officer of the Fund and/or referral to appropriate regulatory authorities.

Adopted:  June 27, 2011

EXHIBIT A TO CODE OF BUSINESS CONDUCT AND ETHICS

CERTIFICATION

I, the undersigned, affirm as follows:

•
I have received, read and understood the code of business conduct and ethics (the “Code”) of Medley Capital Corp. (NYSE:MCC)  (the “Fund”) which was adopted by the Fund’s board of directors on __________ __, 2011 to act in a manner consistent with all applicable laws, rules and regulations, including state and federal securities laws, Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, and the applicable New York Stock Exchange rules and to conduct business with the highest level of integrity and honesty; and

•	I further affirm that during the year prior to the date hereof I complied with the Code.

Acknowledged

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Received By CCO                                          Date